SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)

OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:

Fidelity Merrimack Street Trust

Address of Principal Business Office (No. & Street, City, State, Zip Code):

82 Devonshire Street

Boston, Massachusetts 02109

Telephone Number (including area code): 617-563-7000

Name and address of agent for service of process:

Scott C. Goebel

82 Devonshire Street

Boston, MA 02109

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Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

Yes	[X]	No	[ ]

_________________________________________________________________________________________

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the city of Boston and state of Massachusetts on the 1st day of February, 2013.

Fidelity Merrimack Street Trust

By:	/s/John R. Hebble	Attest:	/s/Scott C. Goebel
	John R. Hebble		Scott C. Goebel
	President and Treasurer		Secretary